Exhibit 10.12

July 16, 2008

Mr. Jeffrey E. Burgard

760 East Madison St.

Lombard, Il 60148-3668

630-627-9217

burgard760@comcast.net

Subject: Offer of Employment (“Offer of Employment”)

Dear Jeff:

I am pleased to offer you a position with Coskata, Inc., a Delaware corporation (“Coskata” or the “Company”), as Vice President, Engineering and Operations, beginning on Friday, August 4, 2008 (“Start Date”). This offer will expire if not accepted on or before July 25, 2008 at 5:00 p.m. CST (“Expiration Date”), although Coskata may extend that Expiration Date at our discretion. The actual terms and conditions of our offer for full-time employment are as follows:

You shall be paid a base salary at the annual rate of $235,000 per annum.

In addition to your base salary, you shall be eligible to receive an annual performance bonus targeted at 25% of your salary, with the actual bonus to be paid ranging from 0 to 200% of target depending on both Corporate and individual performance. Payment of the bonus is conditional on the Company reaching certain performance milestones and at the discretion of the Board of Directors (the “Board”).

You and your dependent family members shall be eligible to those benefits which are standard for persons in similar positions with the Company, including coverage under the Company’s medical, dental, vision and disability plans, paid vacation benefits, and eligibility to participate in the 401(k) plan that the Company has established. Your “Paid Time Off” will be as follows: fifteen days of vacation per year which begin to accrue as of your start date, three additional days or for personal business, and up to seven sick days. This represents an acceleration of the award of fifteen days of vacation, as Company policy otherwise stipulates ten days of vacation per year for new employees, and the granting of an additional five days on the first service anniversary. Because this has been accelerated, at your first anniversary date you will not be awarded and additional five days of vacation.

As an additional incentive to join the Company, you will be granted an unvested equity position of stock options (the “Stock Options”) equal to 275,000 shares of the outstanding common stock of the Company. You must be employed by the Company on a continuous basis through August 4, 2013 for this equity stake to vest completely. The vesting schedule for the Stock Options is as follows: 20.0% to vest 1 year after employee Start Date and 80.0% to vest in equal monthly installments over the following 4 years. If this agreement is accepted prior to the expiration date, the purchase price of the option shares will be $1.22 per share. You will be under no obligation to purchase all or any portion of the shares reflected in the grant. Upon starting with the company you will be provided with and asked to execute a Stock Option Agreement.

Notwithstanding any of the above, your employment with Coskata is “at will”. This means that you are free to end your employment at any time and for any reason. It also means that the Company can end your employment at any time and for any reason that is not illegal under state or federal law. This policy can be changed only by a written contract signed by the President, Chairman or Chief Operating Officer of the Company. No oral commitments to you regarding your employment are valid, whether made now or in the future.

If your employment with the Company terminates upon your death or disability or without cause, upon 30 days prior written notice by the Company, you will receive your base salary and have rights to the options vested through the date of expiration or termination, plus an additional 2 months of base salary as severance pay. If your employment with the Company terminates for just cause (“Just Cause”), as defined below, then you will receive your base salary and have rights to the options vested only through the date of your termination for Just Cause. As used in this Offer Letter, Just Cause means any of the following, as determined by the Board, in its reasonable judgment: (1) your failure or refusal to perform the duties and responsibilities as are requested by senior management of the Company or the Board; (2) your failure to observe all Company policies generally applicable to employees of the Company; (3) your negligence or willful misconduct in the performance of your duties; or (4) the commission by you of any act of fraud or embezzlement against the Company or the commission of any felony or act involving moral turpitude.

As an employee of the Company you will be expected to abide by company rules and regulations. As a condition of employment with the Company, you will be required to (i) acknowledge your receipt and understanding, and sign the Company’s Confidential Information and Inventions Assignment Agreement which, among other things, prohibits unauthorized use or disclosure of Coskata’s proprietary information; (ii) sign and return a satisfactory I-9 Immigration form or provide sufficient documentation establishing your employment eligibility in the United States, and (iii) provide satisfactory proof of your identity as required by United States law.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If this Offer of Employment is acceptable to you, please sign one copy of this letter and return it to me by July 25, 2008 at 5:00 p.m. CST. Please do not hesitate to raise any questions or concerns that you might have about this offer.

Jeff, we are excited about bringing you into Coskata as a vital part of our team!

Sincerely,

/s/ William J. Roe

William J. Roe

Coskata, Inc.

President and Chief Executive Officer

Direct: 630-657-5304

Fax: 630-657-5801

Cell: 630-437-1625

wroe@coskata.com

Acceptance of Offer of Employment

I accept your Offer of Employment dated July 16, 2008. I understand that my employment with Coskata, Inc., a Delaware corporation is at will, which means that either the Company or I can end the employment at any time and for any reason that is not illegal under state or federal law.

Signature: /s/ Jeffrey Burgard

Printed Name: Jeffrey Burgard

Date: July 17, 2008